Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2023, relating to the consolidated financial statements of Verisk Analytics, Inc., and the effectiveness of the Verisk Analytics, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Verisk Analytics, Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Morristown, New Jersey

March 24, 2023